UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 4, 2021

EXELIXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1851 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices) (Zip Code)

(650) 837-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $.001 Par Value per Share	EXEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 4, 2021, the Compensation Committee of the Board of Directors of Exelixis, Inc. (“Exelixis”) approved a cash bonus payment for Michael M. Morrissey, Ph.D., Exelixis’ President and Chief Executive Officer, pursuant to the Exelixis Annual Cash Bonus Program for Executives (the “ABP”).

The ABP provides for the payment of annual performance-based cash bonus awards to Dr. Morrissey, the amount of which is based on a pre-set target percentage of Dr. Morrissey’s annual base salary for the applicable ABP year. The Compensation Committee is responsible for establishing the bonus target percentages, as well as the relative percentage contributions of corporate performance and individual performance, if applicable. For Dr. Morrissey, the terms of the ABP provide that the amount of the cash bonus award for a calendar year depends upon Exelixis’ achievement of applicable corporate performance goals established by the Compensation Committee for that year.

In accordance with the terms of the ABP and giving consideration to Exelixis’ overall performance during 2020 and challenges posed by changing market conditions and the COVID-19 pandemic during 2020, which challenges rendered certain of the previously established corporate performance goals impossible or impractical to fully achieve, the Compensation Committee approved an annual cash bonus payment of $1,281,596 for Dr. Morrissey.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

March 5, 2021	/s/ JEFFREY J. HESSEKIEL
Date	Jeffrey J. Hessekiel
Executive Vice President and General Counsel